Exhibit 99.77

Press Release
Available for Immediate Publication: August 7, 2009

First National Bank of Northern California Reports a Second Quarter 2009 Loss of $0.06 Per Diluted Share

Source: FNB Bancorp (CA) (Bulletin Board: FNBG)
South San Francisco, California
Website: www.fnbnorcal.com

Contacts:
Tom McGraw, Chief Executive Officer (650) 875-4864
Dave Curtis, Chief Financial Officer (650) 875-4862

FNB Bancorp (Bulletin Board: FNBG), parent company of First National Bank of Northern California, today announced a loss for the second quarter of 2009 of $185,000 or $0.06 per diluted share after deducting dividends on preferred stock, compared to operating earnings of $1,090,000 or $0.35 per diluted share for the second quarter of 2008. Net income for the second quarter of 2009 was $4,000 before the payment of preferred stock dividends, which compares favorably to the net loss of $1,189,000 before the payment of preferred stock dividends recorded during the first quarter of 2009. The first cash dividend payments on the preferred shares outstanding were made as scheduled during the second quarter of 2009. Total consolidated assets as of June 30, 2009 were $661,828,000 compared to $660,957,000 as of December 31, 2008.

Financial Highlights: Second Quarter, 2009

Consolidated Statements of Earnings
(in ‘000s except earnings per share amounts)

	Three months ended	Three months ended	Six months ended	Six months ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008

Interest income	$8,643	$9,657	$17,554	$20,028
Interest expense	2,362	2,841	4,681	6,163

Net interest income	6,281	6,816	12,873	13,865
Provision for loan losses	(760)	(300)	(2,900)	(1,290)
Noninterest income	1,245	1,137	2,594	2,398
Noninterest expense	6,758	6,286	14,178	12,463

Interest before income taxes	8	1,367	(1,611)	2,510
Provision for income taxes	(4)	(277)	426	(533)

Net earnings (loss)	4	1,090	(1,185)	1,977
Dividends and discount accretion on preferred stock	189	—	205	—

Net earnings (loss) available to common shareholders	$(185)	$1,090	$(1,390)	$1,977

Basic earnings per share	$(0.06)	$0.35	$(0.46)	$0.64
Diluted earnings per share	$(0.06)	$0.35	$(0.46)	$0.63

Average assets	$673,061	$651,661	$665,571	$652,069
Average equity	$78,825	$67,754	$75,977	$67,750
Return on average assets	-0.11%	0.67%	-0.84%	1.21%
Return on average equity	-0.94%	6.44%	-7.32%	11.67%
Efficiency ratio	90%	79%	92%	77%
Net interest margin (taxable equivalent)	4.21%	4.71%	4.37%	4.80%
Average shares outstanding	3,030	3,111	3,030	3,111
Average diluted shares outstanding	3,030	3,122	3,030	3,121

Financial Highlights: Second Quarter, 2009

Consolidated Balance Sheets
(in ‘000s)

	As of	As of	As of	As of
	June 30, 2009	December 31, 2008	June 30, 2008	December 31, 2007

Assets:
Cash and cash equivalents	$36,696	$14,865	$18,766	$15,750
Securities available for sale	89,556	99,221	103,067	94,432
Loans, net	487,312	497,984	488,709	489,574
Premises, equipment and leasehold improvements	12,381	13,030	13,677	13,686
Other real estate owned	5,492	3,557	3,955	440
Goodwill	1,841	1,841	1,841	1,841
Other assets	28,550	30,459	29,135	28,742

Total assets	$661,828	$660,957	$659,150	$644,465

Liabilities and stockholders’ equity:
Deposits:
Demand and NOW	$170,734	$179,688	$180,573	$181,638
Savings and money market	233,951	179,382	193,071	181,276
Time	133,793	141,840	133,832	136,341

Total deposits	538,478	500,910	507,476	499,255
Federal Home Loan Bank advances	40,000	86,100	70,000	66,000
Federal funds purchased	—	—	7,330	5,595
Accrued expenses and other liabilities	5,511	5,798	7,423	7,070

Total liabilities	583,989	592,808	592,229	577,920
Stockholders’ equity	77,839	68,149	66,921	66,545

Total liab. and stockholders’ equity	$661,828	$660,957	$659,150	$644,465

Other Financial Information

Allowance for loan losses	$9,095	$7,075	$5,800	$5,638
Nonperforming assets	$32,385	$17,659	$16,567	$11,905
Total gross loans	$496,407	$505,059	$494,509	$495,212

During the first six months of 2009, assets grew by $871,000 or less than 1% above December 31, 2008 levels. Total deposits increased by $37,568,000 or approximately 7% during this same time period. Over the last six months we have decreased our FHLB borrowings by $46,100,000 in an effort to place increased emphasis on developing long-term deposit relationships. Our deposit growth during the first six months of 2009 has been very strong, allowing us to repay over $46 million in Federal Home Loan Bank advances. The current rate environment of very low short term rates has negatively affected our taxable equivalent net interest margin, which has decreased to 4.21% during the second quarter of 2009, compared with 4.38% for the same period in 2008. Our quarterly net interest income decreased by $535,000 year over year. “During the second quarter of 2009, we added $760,000 into our provision for loan losses in order to increase our allowance for loan losses to $9,095,000 or 1.83% of gross loans. This action was taken to insure that reserves were sufficient to absorb any future losses that may occur in our lending portfolio. Management believes that the negative effects of the current recession are now fully reflected in our reserves, and we believe that increases in our provision for the remainder of 2009 will be significantly lower than the provision recorded during the first half of the year,” stated Tom McGraw, CEO.

“We are working very hard to insure our loan customers have the credit they need as they move their business plans forward. Our Money Market Maximizer accounts has been very well received by our deposit customers, adding to the growth of our deposits. We are highly liquid and remain “well capitalized” by regulatory standards. We continue to look for new business opportunities, both in our current marketplace, and in the surrounding Bay Area. The strength of our balance sheet will allow us to grow our banking franchise in a safe and sound manner well into the future, during a time when others may be required to sell assets and shrink their institutions to the detriment of their shareholders,” continued Mr. McGraw.

“Management has had to make some painful decisions during the first six months of 2009. We believe these decisions have paved the way for the Bank to not only survive this recession, but to emerge ready to attract new customers, continue to grow the franchise, and to provide a solid investment to our shareholders,” stated Mr. McGraw.

Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management’s assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally or regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by FNB Bancorp with the Securities and Exchange Commission, should be carefully considered when evaluating its business prospects. FNB Bancorp undertakes no obligation to update any forward-looking statements contained in this release.